Exhibit 10.2

Assignment Agreement

between

Kelly Services Management Sàrl avenue Edouard-Dubois 20, 2006 Neuchâtel 6, Switzerland	“Company”

and

Olivier Thirot	“Employee”

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Assignment Agreement

On April 1, 2008, the Company and the Employee entered into an employment agreement (as amended (“Employment Agreement”)).

The parties have agreed that the Employee will be sent on an assignment to Kelly Services, Inc., 999 West Big Beaver Rd., Troy, MI 48084 (“Host Company”) in accordance with the terms and conditions set forth herein (“Assignment”). All terms of the Employment Agreement with the Company remain valid and unchanged, unless otherwise stated hereinafter.

For the duration of the Assignment the parties have agreed the following:

1.	Term

(a)	The Assignment shall start as of January 1, 2016 and is expected to end on December 31, 2016. The Company reserves the right to recall the Employee earlier than the contemplated end date.

(b)	It is expressively understood that at any time during the term of the Assignment either the Employee or the Company can give notice of termination of the Employment Agreement in accordance with the terms of the Employment Agreement.

2.	Position and Integration into Host Company

(a)	The Employee shall be assigned to and work for the Host Company in a position as Senior Vice President and Chief Financial Officer of the Host Company, or in such other position as the Host Company may assign to the Employee from time to time.

(b)	The Employee shall report to the President and Chief Executive Officer of the Host Company. At all times during the term of the Assignment, the Employee shall comply with the instructions and directions as given by the President and Chief Executive Officer of the Host Company and the Board of Directors of the Host Company.

3.	Place of Work

The Employee’s place of work shall be at the Host Company’s offices in Troy, Michigan, or such other premises as the Host Company may use from time to time. The Host Company’s duties may require the Employee to travel on business for the Host Company to other locations both in Switzerland and abroad.

4.	Working Hours, Working Time, Public Holidays

Working hours, working time (including, where applicable, shift schedules) and public holidays shall be determined in accordance with the Host Company’s regulations.

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Assignment Agreement

5.	Remuneration

(a)	The base salary shall be CHF 496,673 gross p.a. (pro rata), payable in 12 equal monthly installments one month in arrears on or around the last calendar day in the respective month (“Base Salary”). The Base Salary shall be the remuneration for regular working time, overtime (Überstunden), excess-overtime (Überzeit), and any other service rendered by the Employee for the Employer. The Employer shall deduct from the Base Salary the social security charges and other charges due under applicable law and the pension plan of the Employer.

(b)	The Employee shall be entitled to participate in the Employer’s bonus program, if any, with an Incentive Target (STIP) of 75%, subject to the terms and conditions of such bonus program as communicated by Employer from time to time. The Employee acknowledges and agrees that the Employer may unilaterally amend or change the bonus program from time to time or discontinue a bonus program at any time. Any bonus payment shall be paid-out at such times as such payments are customarily made by the Employer. The Employer shall deduct from any bonus payment the social security charges and other charges due under applicable law and the pension plan of the Employer.

(c)	The Employee shall be entitled to participate in the Host Company’s long term incentive plan (LTIP) effective beginning with the 2016 LTIP award, subject to the terms and conditions of the LTIP program as communicated by the Host Company from time to time; and the Employee acknowledges and agrees that the LTIP program is a fully discretionary bonus program of the Host Company, and awards (if any) made under, and all rights and entitlements arising out of such LTIP program are awards made by, and rights and entitlements against, the Host Company. The Employee acknowledges and agrees that the Employer may unilaterally amend or change the LTIP program from time to time or discontinue a bonus program at any time.

(d)	Unless otherwise expressly agreed upon in writing, the payment of any other gratuities, bonuses, profit shares, premiums or other extra payments shall be on a voluntary basis, subject to the provision that even repeated payments without the explicit repetition of such reservation shall not create any claim for the Employee, either in respect to their cause or their amount, either for the past or for the future.

6.	Assignment Support

(a)	The Company will participate in the costs and actions necessary to process the Employee’s and his accompanying dependent(s)’ temporary and permanent visas and/or work permit(s). The Employee shall respond quickly and accurately to all requests for information or assistance from the Host Company’s immigration counsel. If the Employee receives requests from immigration authorities, he shall notify the Company immediately about such requests.

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Assignment Agreement

(b)	The Company shall make available to the Employee external tax counsel for full preparation of the Employee’s US and Swiss tax returns for the duration of the Assignment and up to two calendar years thereafter.

(c)	The Company shall provide tax equalization support in accordance with the provisions of the Corporate Human Resources Policy, “Tax Equalization”.

7.	Confidentiality

The Employee shall keep strictly confidential and not disclose to any third party any confidential information, business secrets, trade secrets, and/or other proprietary information of the Company and of the Host Company, respectively (including, but not limited to, any confidential information of the Company to the Host Company, and any confidential information of the Host Company obtained during the Assignment to the Company, respectively).

8.	Intellectual Property

(a)	All intellectual property, including inventions and designs, and other proprietary work effort which the Employee either alone or in conjunction with others invents, conceives, makes or produces during the Assignment and which directly or indirectly:

(i)	relate to matters within the scope of the Employee’s duties or field of responsibility; or

(ii)	are based on the Employee’s knowledge of the actual or anticipated business or interests of the Host Company; or

(iii)	are aided by the use of time, materials, facilities or information of the Host Company and all legal rights therein shall be the sole and exclusive property of the Host Company.

(b)	The Employee shall communicate promptly and confidentially in writing to the Host Company such inventions, designs and work effort of a proprietary nature.

(c)	The Host Company shall be entitled to acquire any invention, design and proprietary work effort invented, conceived, made or produced by the Employee merely on occasion of his/her employment activity, but not during the performance of his/her contractual duties. The Host Company shall inform the Employee in writing within six months upon receipt of the Employee’s notice in accordance with paragraph (b) above whether it wishes to acquire the rights to such invention, design or proprietary work effort or whether such invention, design or proprietary work effort will be released to the Employee.

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Assignment Agreement

(d)	The Employee shall execute and perform at the expense of the Host Company both during the continuance of the Assignment and at all times thereafter all such applications, assignments, documents, acts and things as may reasonably be required by the Host Company for the purpose of obtaining and enforcing all necessary legal protection in respect of inventions, designs and other proprietary work effort owned by the Host Company.

9.	No change of Permanent Place of Residence and Domicile / Tax Considerations

The Employee shall continue to keep his current permanent place of residence (Lebensmittelpunkt) and his domicile (Wohnsitz) during the Assignment in Geneva. Any tax costs that may arise as a result of changing of the permanent place of residence during the Assignment will be the personal responsibility of the Employee.

10.	Company Policies

The guidelines, regulations and policies of the Company remain applicable unless otherwise stated in this Amendment Agreement. In case of a conflict between the guidelines, regulations and policies of the Company and the guidelines, regulations and policies of the Host Company, the guidelines, regulations and policies of the Host Company shall prevail during the term of the Assignment.

11.	General Provisions

(a)	This Amendment Agreement constitutes the entire agreement and understanding among the Parties with respect to the Assignment and supersedes any previous assignment letters or agreements.

(b)	This Amendment Agreement may only be modified or amended by a document signed by the Parties.

12.	Governing Law and Jurisdiction

(a)	This Amendment Agreement, including the jurisdiction clause, shall be governed by, interpreted and construed in accordance with the substantive laws of Switzerland.

(b)	Exclusive jurisdiction for all disputes arising out of or in connection with this Amendment Agreement shall be with the ordinary courts at the registered place of incorporation of the Company.

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Assignment Agreement

Neuchâtel, Switzerland December 17, 2015	Troy, Michigan December 17, 2015
Place, Date	Place, Date
Kelly Services Management Sàrl	Olivier Thirot

/s/ Natalia Shuman Fabbri	/s/ Oliver Thirot
Natalia Shuman Fabbri Senior Vice President and General Manager EMEA/APAC

Troy, Michigan December 17, 2015
Place, Date

Carl T. Camden
Carl T. Camden President and Chief Executive Officer